--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  BARNETT INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  BARNETT INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  BARNETT INC.
                               3333 Lenox Avenue
                          Jacksonville, Florida 32254

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 3, 1998

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Barnett Inc. (the "Company") will be held at the Company's International Call Center, 801 West Bay Street, Jacksonville, Florida, on December 3, 1998 at 12:00 p.m., Eastern Standard time, to consider and act on the following matters.

          1. The election of one Class 3 director of the Company to serve until the 2001 Annual Meeting of Stockholders and until his successor is elected and qualified;

          2. The ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company; and

          3. Such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The foregoing matters are described in more detail in the Proxy Statement which follows.

     The Board of Directors has fixed the close of business on October 19, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Accordingly, only holders of record of shares of Common Stock of the Company at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A copy of the Company's Annual Report for the fiscal year ended June 30, 1998 is enclosed herewith.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN STAMPED ENVELOPE PROVIDED. PROXIES ARE REVOCABLE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THEIR BEING VOTED OR BY APPEARANCE AT THE ANNUAL MEETING TO VOTE IN PERSON. YOUR PROMPT RETURN OF THE PROXY WILL BE OF GREAT ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND IS THEREFORE STRONGLY REQUESTED.

                                             By Order of the Board of Directors

                                             ALFRED C. POINDEXTER, Secretary
October 26, 1998

                                  BARNETT INC.

                                PROXY STATEMENT
                            ------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 3, 1998
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of Barnett Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 12:00 p.m., Eastern Standard time, on Thursday, December 3, 1998, at the Company's International Call Center, 801 West Bay Street, Jacksonville, Florida, 32202. The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the "Board"), and is subject to revocation at any time prior to the voting of the proxy as provided below. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted for (i) the election of the one nominee for Class 3 director and (ii) the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company. The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is October 26, 1998.

                                     VOTING

     Stockholders of record at the close of business on October 19, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. On that date, there were outstanding 16,211,891 shares of common stock, $.01 par value, of the Company (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Action on the other matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals, will only be counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore will have no effect on the vote.

     Shares cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned, properly executed, the shares represented thereby will be voted as specified thereon. Any stockholder giving a proxy has the right to revoke it at any time prior to its exercise, either in writing, delivered to the Secretary of the Company at its executive offices, or in person at the Annual Meeting.

                             COMMON STOCK OWNERSHIP

CAPITAL STOCK

     The following table sets forth, as of September 30, 1998, the number of shares of Common Stock beneficially owned by each director and executive officer, by the directors and executive officers of the Company as a group and by each holder of at least five percent of outstanding Common Stock known to the Company.

                                                      AMOUNT AND NATURE
                                                        OF BENEFICIAL       PERCENT OF
              NAME OF BENEFICIAL OWNER                    OWNERSHIP        COMMON STOCK
              ------------------------                -----------------    ------------
Waxman USA Inc(1)...................................      7,186,530            44.3%
Melvin Waxman(2)(3).................................      7,260,530            44.8%
Armond Waxman(2)(3).................................      7,261,230            44.8%
Putnam Investments, Inc.(4).........................      1,509,008             9.3%
Sheldon Adelman(3)..................................         22,500               *
Morry Weiss(3)......................................         28,750               *
William R. Pray(5)..................................         97,900               *
Andrea M. Luiga(5)..................................         29,150               *
Andrew S. Fournie(5)................................            400               *
Alfred C. Poindexter(5).............................         16,650               *
Directors and Executive Officers
  as a group (8 individuals)(2)(5)..................      7,430,580            45.8%

---------------

* less than 1%

(1) Waxman Industries, Inc. ("Waxman Industries"), of which Waxman USA Inc. is a wholly owned subsidiary, may be deemed to be the beneficial owner of the shares of Common Stock owned by Waxman USA Inc.

(2) Includes 7,186,530 shares of Common Stock owned by Waxman USA Inc. Each of Messrs. Melvin and Armond Waxman may be deemed to be the beneficial owners of such shares by virtue of their respective positions as Co-Chief Executive Officers and Chairman of the Board and President, respectively of Waxman USA Inc. Messrs. Armond and Melvin Waxman have disclaimed beneficial ownership of such shares owned by Waxman USA Inc.

(3) Includes for each of Mr. Melvin Waxman, Mr. Armond Waxman, Mr. Adelman and Mr. Weiss an aggregate of 50,000, 50,000, 12,500 and 13,750 shares of Common Stock, respectively, which may be acquired by each of such individuals upon the exercise of stock options issued under the Company's 1996 Non-Employee Director Stock Option Plan.

(4) The information set forth in the table with respect to Putnam Investments, Inc. was obtained from a Schedule 13G, dated January 16, 1998, filed with the Securities and Exchange Commission. Such Schedule 13G reflects Putnam Investments, Inc.'s beneficial ownership as of December 31, 1997.

(5) Includes for each of Mr. Pray, Ms. Luiga and Mr. Poindexter (x) an aggregate of 97,500, 28,750 and 16,250 shares of Common Stock, respectively, which may be acquired by each of such individuals upon the exercise of employee stock options, and (y) 400 shares of restricted Common Stock granted to each of Mr. Pray, Ms. Luiga, Mr. Fournie and Mr. Poindexter pursuant to the Company's 1996 Omnibus Incentive Plan, which shares may be voted by such individuals but may not be transferred for one year from the date of grant.

                                       I.

                             ELECTION OF DIRECTORS

     One Class 3 director is to be elected at the Annual Meeting. The Board has recommended the person named in the table below as nominee for election as a Class 3 director. The nominee is presently a director of the Company.

     Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the election of the nominee for director set forth below. If, for any reason, the nominee is unable to accept such nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute such other person or persons, as the case may be, as a management nominee. The Company is not aware of any reason why the nominee should become unavailable for election, or, if elected, should be unable to serve as a director. Set forth below is certain information with respect to the nominee.

     The Board currently consists of five members and is divided into three classes. The following information is derived from information supplied by the directors and is presented with respect to the nominee for election as a director of the Company in Class 3 to serve for a term of three years and until the election and qualification of his successor, and for the directors in Classes 1 and 2 whose terms expire at the annual meeting of stockholders occurring in 1999 and 2000, respectively, and until the election and qualification of their respective successors.

                NOMINEES FOR DIRECTOR WHOSE TERM EXPIRES IN 2001

(CLASS 3)

                                                                HAS BEEN A DIRECTOR OF THE
                    NAME OF DIRECTOR                      AGE         COMPANY SINCE
                    ----------------                      ---   --------------------------
William R. Pray.........................................  51               1993

                         DIRECTORS WHOSE TERM OF OFFICE
                     WILL CONTINUE AFTER THE ANNUAL MEETING

Directors Whose Term Expires in 1999 (CLASS 1)

                                                                HAS BEEN A DIRECTOR OF THE
                    NAME OF DIRECTOR                      AGE         COMPANY SINCE
                    ----------------                      ---   --------------------------
Melvin Waxman...........................................  64               1984
Sheldon G. Adelman......................................  56               1996

Director Whose Term Expires in 2000 (CLASS 2)

                                                                HAS BEEN A DIRECTOR OF THE
                    NAME OF DIRECTOR                      AGE         COMPANY SINCE
                    ----------------                      ---   --------------------------
Armond Waxman...........................................  59               1984
Morry Weiss.............................................  58               1996

     MR. WILLIAM R. PRAY was elected President, Chief Executive Officer and a director of the Company in February 1993. Mr. Pray was elected President and Chief Operating Officer of Waxman Industries in June 1995, and resigned these positions in April 1996 upon consummation of the initial public offering of the Company. From February 1991 to February 1993, Mr. Pray was Senior Vice President--President of Waxman Industries' U.S. Operations, after serving as President of the Mail Order/Telesales Group (which included the Company) since 1989. He joined the Company in 1978 as Regional Sales Manager, became Vice President of Sales and Marketing in 1984 and was promoted to President in 1987. Mr. Pray is a director of Waxman Industries. Mr. Pray has been a Director of the Company since 1993.

     MR. MELVIN WAXMAN was elected Chairman of the Board of the Company in January 1996. Mr. Waxman has been a Director of the Company since its acquisition by Waxman Industries in 1984. Mr. Waxman was elected Co-Chief Executive Officer of Waxman Industries in May 1988, Co-Chairman of the Board of Waxman Industries in June 1995 and Chairman of the Board of Waxman Industries in April 1996. Mr. Waxman has been the Chief Executive Officer of Waxman Industries for over 20 years and has been a director of Waxman Industries since 1962. Mr. Waxman has been either Chairman or Co-Chairman of the Board of Waxman Industries since August 1976. Mr. Waxman was a director of Ideal Plumbing Group, Inc., a Canadian subsidiary of Waxman Industries, that was involuntarily liquidated in 1994. Mr. Melvin Waxman is the brother of Armond Waxman.

     MR. SHELDON G. ADELMAN is the principal of Adelman Capital, a private investment firm. From 1974 to 1997, Mr. Adelman was the Chairman of the Board and Chief Executive Officer of Blue Coral, Inc. a multi-divisional, commercial and consumer product manufacturer with worldwide sales to the automotive appearance aftermarket. Mr. Adelman serves on the Board of Directors of Phoenix Dye Works, Cleveland, Ohio and is active in many civic organizations.

     MR. ARMOND WAXMAN was elected Vice-Chairman of the Board in December 1995. Mr. Waxman has been a Director of the Company since its acquisition by Waxman Industries in 1984. Mr. Waxman was elected Co-Chief Executive Officer of Waxman Industries in May 1988 and was Co-Chairman of the Board of Waxman Industries from June 1995 until April 1996. Mr. Waxman had been the President and Treasurer of Waxman Industries from August 1976 until June 1995, and was reappointed to the position of President in April 1996. Mr. Waxman has been a director of Waxman Industries since 1962 and was the Chief Operating Officer of Waxman Industries from August 1966 to May 1988. Mr. Waxman was a director of Ideal Plumbing Group, Inc., a Canadian subsidiary of Waxman Industries, that was involuntarily liquidated in 1994. Mr. Armond Waxman is the brother of Melvin Waxman.

     MR. MORRY WEISS is the Chairman of the Board and Chief Executive Officer of American Greetings Corporation. Mr. Weiss joined American Greetings Corporation in 1961. He was appointed President and Chief Operating Officer in June 1978, Chief Executive Officer in February 1992 and Chairman of the Board in February 1992. Mr. Weiss is a director of Syratech Corp., National City Corporation and Artistic Greetings Corporation. Mr. Weiss is also active in various community affairs.

                       INFORMATION RELATING TO THE BOARD
                OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     During the fiscal year ended June 30, 1998 ("Fiscal 1998"), the Board of Directors held five meetings and acted numerous times by written consent. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during Fiscal 1998.

     The Board has established three standing committees: an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee. Messrs. Melvin Waxman, Armond Waxman and William Pray serve on the Executive Committee, and Messrs. Sheldon Adelman and Morry Weiss serve on the Audit Committee and the Compensation and Stock Option Committee. The Company does not have a nominating or similar committee.

EXECUTIVE COMMITTEE

     The Executive Committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring Board approval. The Executive Committee may not (i) approve or adopt, or recommend to the stockholders, any action or matter required by Delaware law to be submitted to the stockholders for approval or (ii) adopt, amend or repeal any bylaw of the Company.

AUDIT COMMITTEE

     The principal functions of the Audit Committee are acting as a liaison between the Company's independent auditors and the Board, reviewing the scope of the annual audit and the associated management letter, reviewing the Company's annual and quarterly financial statements and reviewing the sufficiency of the Company's internal accounting controls. The Audit Committee held one meeting in Fiscal 1998.

COMPENSATION AND STOCK OPTION COMMITTEE

     The general functions of the Compensation and Stock Option Committee (the "Compensation Committee") include approving (or recommending to the Board) the compensation arrangements for senior management, directors and other key employees, reviewing benefit plans in which officers and directors are eligible to participate and periodically reviewing the equity compensation plans of the Company and the grants under such plans. The Compensation Committee administers both the 1996 Omnibus Incentive Plan and the Employee Stock Purchase Plan of the Company. During Fiscal 1998, the Compensation Committee held no formal meetings, but acted on several occasions by written consent.

DIRECTOR REMUNERATION

     Directors who are employees of the Company receive no compensation, as such, for service as members of the Board. Directors who are not employees of the Company receive quarterly compensation of $4,000, plus $1,000 for each meeting of the Board or any committee of the Board attended by them (other than with respect to any meetings of a committee on a day on which the Board also meets). All Directors are reimbursed for expenses incurred in connection with attendance at meetings.

     In addition to the foregoing compensation, the Company's 1996 Stock Option Plan for Non-Employee Directors provides that each non-employee director may elect to receive, in lieu of their annual director cash compensation, an option exercisable to purchase 5,000 shares of Common Stock, at the fair market value thereof on the date of grant. Mr. Weiss elected to receive such an option in lieu of the annual cash compensation to which he would have been entitled for calendar 1998.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid for services rendered during the three fiscal years ended June 30, 1998 to the Chief Executive Officer and the three other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                            ANNUAL COMPENSATION (1)                 COMPENSATION
                                     -------------------------------------    ------------------------
                                                                 OTHER        RESTRICTED    SECURITIES
                                                                 ANNUAL         STOCK       UNDERLYING     ALL OTHER
         NAME AND                                   BONUS     COMPENSATION     AWARD(S)      OPTIONS/     COMPENSATION
    PRINCIPAL POSITION       YEAR    SALARY ($)    ($)(2)        ($)(3)         ($)(4)       SARS (#)        ($)(5)
    ------------------       ----    ----------    ------     ------------    ----------    ----------    ------------
William R. Pray............  1998     300,040       51,750       3,190          8,900         50,000         59,140
President and Chief          1997     278,942      171,327          --             --             --         58,870
Executive Officer            1996     244,423      129,760          --             --        170,000         58,870

Andrea M. Luiga............  1998     114,885       15,900       3,190          8,900         15,000             --
Vice President-Finance and   1997     103,884       56,001          --             --             --             --
Chief Financial Officer      1996      92,885       60,080          --             --         50,000             --

Andrew S. Fournie(6).......  1998     114,998           --       3,190          8,900         15,000             --
Vice President-Marketing     1997     109,615       28,738          --             --             --             --
                             1996      96,923       12,000          --             --         25,000             --

Alfred C. Poindexter.......  1998     110,461       15,300       3,190          8,900         15,000             --
Vice President-Operations    1997     101,231       26,549          --             --             --             --
                             1996      92,077       10,872          --             --         25,000             --

---------------

(1) Certain executive officers received compensation in fiscal 1996, 1997 and 1998 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2) All bonuses were paid under the Company's Profit Incentive Plan, except $100,000 and $90,000 received by Mr. Pray and $50,000 and $30,000 received by Ms. Luiga as discretionary bonuses in fiscal 1996 and fiscal 1997, respectively.

(3) Other annual compensation represents amounts reimbursed for payment of taxes on restricted stock awards.

(4) Restricted stock awards of 400 shares of the Company's common stock were made to each of the named executives in Fiscal 1998 under the Company's Omnibus Incentive Plan. The value of the restricted stock awards has been calculated based upon $22.25, per share, the closing market price of the Company's common stock on the date of grant, as reported by the NASDAQ National Market. Awards are fully transferable on the first anniversary date of grant. The executives are entitled to dividends and voting rights on unvested shares.

(5) All other compensation represents premiums on split-dollar life insurance policies.

(6) Andrew Fournie's employment with the Company terminated effective July 19, 1998.

EMPLOYMENT AGREEMENTS

     William R. Pray, President and Chief Executive Officer of the Company, entered into an employment agreement (the "Agreement") with the Company which became effective as of July 1, 1990, was amended as of January 1, 1996 and terminates on January 1, 2006. The Agreement provides for an annual base salary of $260,000 which will be increased by eight percent (8%) each year until the base salary reaches $300,000 per year, after which time the base salary increases each year by changes in the applicable Consumer Price Index (the "CPI"), or such greater amount as may be determined by the Board, in its discretion. Mr. Pray's annual base salary was increased effective July 1, 1998 to $320,000. Mr. Pray is eligible to receive discretionary bonuses as determined by the Board. In addition to certain miscellaneous benefits and perquisites, the Company maintains a $2,000,000 split dollar life insurance policy for Mr. Pray. The Company and Mr. Pray also have entered into a money purchase deferred compensation agreement pursuant to which the Company established an account into which it deposits approximately $59,000 annually. The balance in the account on termination of employment will be paid to Mr. Pray or his beneficiaries.

     If Mr. Pray's employment is terminated without Cause (as defined in the Agreement) or in the event he terminates his employment for Good Reason (as defined in the Agreement), he will receive a lump sum amount equal to the present value of the product of (i) the sum of (x) the base salary (as such base salary would have been adjusted for the remainder of the term) and (y) the average of the bonus compensation paid to Mr. Pray with respect to the three years preceding the termination of the new employment agreement and (ii) the greater of (a) the remaining number of years (or portions thereof) in the term of the Agreement and (b) two; provided, however, that if any portion of such compensation would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such compensation will be reduced to the highest amount that would not constitute an excess parachute payment. The employment agreement also contains provisions which restrict Mr. Pray from competing with the Company during the term of the Agreement and for two years following termination.

     The Company has entered into Executive Employment and Change of Control Agreements with Ms. Luiga and Mr. Poindexter. These Agreements generally provide that, if the executive's employment is terminated by the Company without cause within three years following a Change of Control of the Company, the Company will pay Ms. Luiga or Mr. Poindexter, as the case may be, a lump sum amount equal to three times and two times, respectively, his or her annual base salary then in effect plus the prior year's bonus received by the executive and the marginal cost to the Company of annual fringe benefits received by the executive.

STOCK OPTION AND SAR GRANTS

     The following table reflects stock options granted by the Company during Fiscal 1998 to the executive officers named in the Summary Compensation Table:

                    OPTION/SAR(1) GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                        POTENTIAL
                                                                                   REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL
                                                                                   RATES OF STOCK PRICE
                             NUMBER      % OF                                          APPRECIATION
                               OF        TOTAL                                      FOR OPTION TERM(2)
          NAME OF            OPTIONS    OPTIONS    EXERCISE PRICE    EXPIRATION    --------------------
     EXECUTIVE OFFICER       GRANTED    GRANTED      ($/SHARE)          DATE        5%($)      10%($)
     -----------------       -------    -------    --------------    ----------     -----      ------
William R. Pray............  50,000      23.3%         22.00          8-1-2007     691,784    1,753,117
Andrea M. Luiga............  15,000       7.0%         22.00          8-1-2007     207,535      525,935
Andrew S. Fournie..........  15,000       7.0%         22.00          8-1-2007     207,535      525,935
Alfred C. Poindexter.......  15,000       7.0%         22.00          8-1-2007     207,535      525,935

---------------

(1) There were no SARs granted to any of the executive officers named in this table in fiscal 1998.

(2) The potential realizable values represent future opportunity and have not been reduced to present value in 1998 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities and Exchange Commission for illustration purposes, and these rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the named executive officer.

STOCK OPTION AND SAR EXERCISES

     The following table sets forth information with respect to (i) the number of options exercised by each of the executive officers named in the Summary Compensation Table in Fiscal 1998, (ii) the numbers of unexercised options held by the named executive officers who held options as of June 30, 1998 and (iii) the value of unexercised in-the-money options as of June 30, 1998.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF               VALUE OF UNEXERCISED
                           SHARES                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                         ACQUIRED ON       VALUE         AT FISCAL YEAR END(#)       AT FISCAL YEAR END ($)(1)
         NAME            EXERCISE(#)    REALIZED($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
         ----            -----------    -----------    -------------------------    ---------------------------
William R. Pray........        --             --            85,000/135,000              $531,250/$531,250
Andrea M. Luiga........        --             --            25,000/40,000               $156,250/$156,250
Andrew S. Fournie......    12,500         51,995                --/--                         --/--
Alfred C. Poindexter...        --             --            12,500/27,500               $ 78,125/$78,125

---------------

(1) Calculated on the basis of the closing share price ($20.25) of the Common Stock as of June 30, 1998, as reported by the Nasdaq National Market, less the exercise price.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for establishing and reviewing the Company's arrangements and programs for compensating executive officers, including the executive officers named in the Summary Compensation Table. The Compensation Committee is composed entirely of non-employee Directors.

PHILOSOPHY AND POLICY

     The general objective of the Compensation Committee is to assure that the Company provides competitive compensation and benefits programs that attract and retain capable executives who are integral to the success of the Company, reward them for the achievement of both short-term and long-term objectives of the Company and provide them with an economic incentive to increase stockholder value. The Compensation Committee anticipates that the attainment of certain targeted operating results and other short-term goals will be compensated through annual bonuses, and long-term incentives will be provided through the grant of stock options, SARs, and restricted stock grants under the Omnibus Plan described below. The bonuses and stock options are in addition to annual base salaries, which are intended to be competitive with companies which the Compensation Committee believes are comparable to the Company.

     Historically, the Compensation Committee has not established the cash compensation of the Company's executive officers, other than the Chief Executive Officer. The Board had delegated to the Chief Executive Officer the responsibility for determining the salaries and bonuses payable to these individuals.

ANNUAL COMPONENT

     Base Salaries. The Compensation Committee reviews annually the base salary of William Pray and Mr. Pray's recommendations for the base salaries of the other executive officers. Adjustments are made as the Committee deems appropriate based upon competitiveness with comparable companies, the current financial condition and resources of the Company, and the evaluation of the individual's job responsibilities, contributions and prior experience.

     Profit Incentive Plan. Annual bonus payments under the Company's existing Profit Incentive Plan are based on attainment of overall corporate earnings targets. The earnings targets are recommended by management, established by the Chief Executive Officer and approved by the Compensation Committee. Bonuses are granted to participants if the target level of earnings is achieved. The size of the bonus increases with the level of earnings growth up to a maximum level of bonus. The percentage of salary earned as a bonus varies depending on the employee's position with the Company.

LONG-TERM COMPONENT

     Omnibus Incentive Plan. The Compensation Committee believes that, in addition to compensating executives for the long-term performance of the Company, the grant of stock options aligns the interest of the executives with those of the Company's stockholders. The Compensation Committee determines the recipients of stock option grants and the size of the grants consistent with these principles, based on the employee's performance and position with the Company. Contemporaneous with the Company's initial public offering in April, 1996, stock options were granted to approximately 75 employees, including executive officers. Stock options were granted to approximately 25 employees in fiscal 1997 and 49 employees in Fiscal 1998. In Fiscal 1998 the Company also awarded restricted stock under the Plan to 7 employees. All stock options which have been granted under the Omnibus Incentive Plan were not "incentive stock options" as defined in the Internal Revenue Code, had an exercise price equal to at least the market value of the underlying shares on the grant date and generally vest over four years, except under limited circumstances. The amount of stock options previously awarded and outstanding for each executive officer is reviewed by the Committee but is not considered a critical factor in determining the size of any executive stock option award in any year.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     William R. Pray's compensation for fiscal 1998 largely is determined by an employment agreement amended shortly before the completion of the Company's initial public offering in 1996. The overall compensation included in the agreement was principally a continuation of the compensation in effect under

Mr. Pray's prior employment agreement with Waxman Industries. Under this Agreement, the Board increased Mr. Pray's base salary to $320,000 per annum, effective July 1, 1998.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the annual tax deduction for applicable remuneration paid to the Company's Chief Executive Officer and certain other highly compensated executive officers to $1,000,000. The Compensation Committee does not believe that the compensation which is subject to this limitation to be paid to the Company's executives will exceed the deduction limit set by Section 162(m).

                                          MEMBERS OF THE COMMITTEE

                                          SHELDON G. ADELMAN

                                          MORRY WEISS

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             CERTAIN RELATIONSHIPS

     The Company engages in business transactions with Waxman Industries and its subsidiaries. Products purchased for resale from Waxman Industries and its subsidiaries totaled approximately $15.3 million in Fiscal 1998. Sales to these entities totaled approximately $517,000 in Fiscal 1998

     The Company and Waxman Industries provide to and receive from each other certain selling, general and administrative services and reimburse each other for out-of-pocket disbursements related to those services. In connection with the Company's initial public offering completed in 1996, the Company and Waxman Industries, and certain of its affiliates, entered into a New Intercorporate Agreement. Pursuant to the new Intercorporate Agreement, Waxman Industries may provide certain managerial, administrative and financial services to the Company for which the Company will pay Waxman Industries the allocable cost of the salaries and expenses of Waxman Industries' employees while they are rendering such services. The Company also reimburses Waxman Industries for actual out of pocket disbursements to third parties by Waxman Industries required for the provision of such services by Waxman Industries. In addition to the services provided by Waxman Industries to the Company pursuant to the New Intercorporate Agreement, the Company also continues to provide certain services to U.S. Lock, an operating division of WOC Inc., a wholly-owned indirect subsidiary of Waxman Industries. These services include the utilization of the Company's management information systems, financial accounting, order processing and billing and collection services. Waxman Industries pays to the Company the allocable cost of the salaries and expenses of the Company's employees while they are performing such services. Waxman Industries also reimburses the Company for all actual out-of-pocket disbursements to third parties by the Company required for the provision of such services. The net effect of these charges is not material. The arrangements provided in the New Intercorporate Agreement may be modified and additional arrangements may be entered into pursuant to a written agreement between the Company and Waxman Industries.

     On July 1, 1997, the Company purchased substantially all of the business of LeRan Gas Products, a division of WOC Inc. A Special Transaction Committee of the Board, comprised of Messrs. Weiss and Adelman, was appointed to evaluate the transaction. In connection with the Special Transaction Committee's evaluation of the contemplated acquisition, the Committee received a fairness opinion from William Blair & Company which stated that the purchase price paid by the Company was fair to the stockholders of the Company from a financial point of view.

     The Company also entered into a five-year rental agreement with Waxman Industries in fiscal 1998 for the leasing of a warehouse facility in the normal course of business. The Company prepaid all rent totaling $500,000.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the percentage change in the cumulative total stockholder return of the Company's Common Stock, the Nasdaq Composite Index and the Standard & Poor's Building Materials Index for the period since the Company's Common Stock commenced trading on March 29, 1996 to the fiscal year ended June 30, 1998. The graph assumes $100 was invested on March 29, 1996 in the Company and each of the other indices.




                                              Cumulative Total Return
                                        ----------------------------------
                                        3/29/96    6/96     6/97     6/98

BARNETT INC.                            100.00    205.36   175.00   144.64
NASDAQ STOCK MARKET (U.S.)              100.00    108.16   131.49   173.50
S & P BUILDING MATERIALS                100.00    105.51   135.80   169.05

                                      II.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     At the Annual Meeting, the stockholders of the Company will be asked to ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company.

     The Company's financial statements for the fiscal year ended June 30, 1998 have been examined by the firm of Arthur Andersen LLP, independent certified public accountants. Arthur Andersen LLP have been the independent certified public accountants of the Company since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten-percent stockholders also are required by rules promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no such forms were required, the Company believes that, during the fiscal year ended June 30, 1998, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Andrew Fournie filed a late Form 4 for June 1998 to report the exercise of in-the-money employee stock options and the sale of the stock underlying such options.

                                 OTHER BUSINESS

     Management does not know of any other matters to come before the Annual Meeting. If any other business properly comes before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved by the affirmative vote of a majority of shares present at the meeting, in person or by proxy, and entitled to vote on the matter.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

     The Annual Report to Stockholders of the Company for the year ended June 30, 1998 accompanies this Proxy Statement. Stockholders may obtain additional copies, free of charge, by writing to: Secretary, Barnett Inc., 3333 Lenox Avenue, Jacksonville, Florida 32254.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 1999 Annual Meeting of Stockholders is June 28, 1999. Notice to the Company of a stockholder proposal submitted otherwise other than pursuant to Rule 14a-8 will be considered untimely if received by the Company after October 4, 1999 or before September 4, 1999, and the persons named in proxies solicited by the Company's Board of Directors for its 1999 Annual Meeting of Stockholders may exercise discretionary voting power with respect to any such proposal as to which the Company does not receive timely notice.

                            EXPENSES OF SOLICITATION

     All expenses relating to the solicitation of proxies will be paid by the Company. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to the Company. The Company will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners thereof and will pay the standard charges and expenses associated therewith.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEE TO THE BOARD OF DIRECTORS NAMED HEREIN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN STAMPED ENVELOPE PROVIDED. PROXIES ARE REVOCABLE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THEIR BEING VOTED OR BY APPEARANCE AT THE ANNUAL MEETING TO VOTE IN PERSON. YOUR PROMPT RETURN OF THE PROXY WILL BE OF GREAT ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND IS THEREFORE STRONGLY REQUESTED.

                                          By Order of the Board of Directors

                                          ALFRED C. POINDEXTER, Secretary

October 26, 1998

                       Please date, sign and mail your
                     proxy card back as soon as possible!


                        Annual Meeting of Stockholders
                                 BARNETT INC.


                               December 3, 1998




               Please Detach and Mail in the Envelope Provided


  /X/  Please mark your
       votes as in this
       example.

               FOR   WITHHOLD
Proposal 1.    / /     / /     Nominee:                 Proposal 2.                                       FOR   AGAINST   ABSTAIN
  Nominee for                      William R. Pray         proposal to approve Arthur Andersen LLP as     / /     / /       / /
  Class I                                                  independent public accountants for the
  Director:                                                Company.

                                                           THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN
                                                        ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS
                                                        EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES
                                                        REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1
                                                        AND PROPOSAL 2.

                                                           Should any other matters requiring a vote of the shareholders arise, including matters incident to the conduct of the meeting, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.






_________________________________________  ________________________________________ DATED _______________________ , 1998
         SIGNATURE STOCKHOLDER                   SIGNATURE IF HELD JOINTLY

NOTE: (Please sign exactly as name or names appear hereon. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

PROXY                           BARNETT INC.                            PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

              ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 3, 1998


        The undersigned, having received the Notice of Annual Meeting and accompanying Proxy Statement, appoints each of Melvin Waxman and William R. Pray, each with the power to appoint his substitute, as proxies of the undersigned, and hereby authorizes them to represent and to vote, all the shares of Common Stock of Barnett Inc. held of record by the undersigned on October 19, 1998, at the Annual Meeting of Stockholders of Barnett Inc. to be held on December 3, 1998.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)